Exhibit 3.341
CERTIFICATE OF INCORPORATION
OF
BROWNING-FERRIS SERVICES, INC.
* * * * *
     1. The name of the corporation is Browning-Ferris Services, Inc.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.
     The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.
     4. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000) and the par value of each of such shares is One Dollars and Zero Cents ($1) amounting in the aggregate to One Thousand Dollars and Zero Cents ($1,000).
     5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
J. McBurnett	811 Dallas Ave., Houston, Texas 77002

P. Voss	811 Dallas Ave., Houston, Texas 77002

J. Sinski	811 Dallas Ave., Houston, Texas 77002

     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Eileen B. Schuler	757 N. Eldridge, Houston, Texas 77079
     6. The corporation is to have perpetual existence.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this Nineteenth Day of May, 1999.

/s/ J. McBurnett

J. McBurnett

/s/ P. Voss

P. Voss

/s/ J. Sinski

J. Sinski

CERTIFICATE OF OWNERSHIP AND MERGER
OF
BROWNING-FERRIS SERVICES, INC.
INTO
BFI WASTE SYSTEMS OF NORTH AMERICA, INC.
BFI Waste Systems of North America, Inc., a corporation organized and existing under the laws of Delaware,
DOES HEREBY CERTIFY:
FIRST: That this corporation was incorporated on the 23rd day of May 1991, pursuant to the General Corporation Law of the State of Delaware.
SECOND: That this corporation owns all of the outstanding shares of the stock of:

	State of	Date of
	Incorporation	Incorporation
Browning-Ferris Services, Inc.	Delaware	September 18, 1979
THIRD: That this corporation, by the following resolutions adopted by written consent of the sole director, on the 30th day of December, 1998, determined to and did merge into itself said Browning-Ferris Services, Inc.
RESOLVED, that BFI Waste Systems of North America, Inc. merge, and it hereby does merge into itself said Browning-Ferris Services, Inc., a Delaware corporation, and the Company will be the surviving corporation in the merger and assumes all of its obligations; and
RESOLVED FURTHER, that the form, terms and provisions of the Plan of Merger which conform to Delaware law, attached hereto as Exhibit “A”, are hereby authorized, approved and adopted; and
RESOLVED FURTHER, that the proper officer of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said Browning-Ferris Services, Inc. and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.
IN WITNESS WHEREOF, said BFI Waste Systems of North America, Inc. has caused this Certificate to be signed by Eileen B, Schuler, its Vice President this 30th day of December, 1998.

BFI WASTE SYSTEMS
OF NORTH AMERICA, INC.

By:	/s/ Eileen B. Schuler

Eileen B. Schuler
Vice President

Exhibit “A”
PLAN OF MERGER
A.	The name of the merged corporation is:

State of
Incorporation
Browning-Ferris Services, Inc.	Delaware
B.	The name of the surviving corporation is:

BFI Waste Systems of North America, Inc., a Delaware corporation (the “Surviving Corporation”).

C.	BFI Waste Systems of North America, Inc. shall be the surviving corporation and does hereby merge with and into itself, Browning-Ferris Services, Inc. (the “Merged Corporation”). The Articles of Incorporation and By-Laws of BFI Waste Systems of North America, Inc. shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

D.	On the effective date of the merger, each share of the issued and outstanding stock of the Merged Corporation shall forthwith be canceled and no shares of the Surviving Corporation will be issued in exchange therefor. All of the property, rights, privileges, leases and patents of the Merged Corporation are to be transferred to and become the property of the Surviving Corporation. The officers and sole director of each of the Merged and Surviving Corporations are authorized to execute all deeds, assignments and documents of every nature which may be needed to effectuate a full and complete transfer of ownership.

E.	The effective date of the merger for tax and accounting purposes shall be December 31, 1998.